Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 23, 2023

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Record Q1 Sales and EPS

PHILADELPHIA, PA, May 23, 2023 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced net income of $53 million and record first quarter earnings per diluted share of $0.56 for the three months ended April 30, 2023.

Total Company net sales for the three months ended April 30, 2023, increased 5.9% to a record $1.11 billion. Total Retail segment net sales increased 4%, with comparable Retail segment net sales increasing 5%, partially offset by a 1% negative impact of foreign currency translation. The increase in Retail segment comparable net sales was driven by high single-digit positive growth in digital channel sales and low single-digit positive growth in retail store sales. By brand, comparable Retail segment net sales increased 17% at the Free People Group and 13% at the Anthropologie Group and decreased 13% at Urban Outfitters. Wholesale segment net sales decreased 11% driven by a 14% decrease in Free People Group wholesale sales due to a decrease in sales to department stores and specialty customers, while Urban Outfitters wholesale sales increased by $1 million. Nuuly segment net sales increased by $28.6 million driven by a 118% increase in our subscribers as of the current quarter end versus the end of the prior year’s comparable quarter.

“We are pleased to report record first quarter sales and earnings per share driven by a 5% increase in comparable Retail segment sales, strong growth in Nuuly Rent and a significant improvement in gross margins,” said Richard A. Hayne, Chief Executive Officer. “We are equally pleased that Q1’s sales strength has continued quarter-to-date,” finished Mr. Hayne.

Net sales by brand and segment for the three-month periods were as follows:

	Three Months Ended
	April 30,
	2023	2022
Net sales by brand
Anthropologie Group	$473,640	$419,677
Urban Outfitters	308,708	357,702
Free People Group	273,735	245,758
Nuuly	51,470	22,849
Menus & Venues	6,121	5,948
Total Company	$1,113,674	$1,051,934

Net sales by segment
Retail Segment	$1,004,101	$963,435
Wholesale Segment	58,103	65,650
Nuuly Segment	51,470	22,849
Total Company	$1,113,674	$1,051,934

For the three months ended April 30, 2023, the gross profit rate increased by 260 basis points compared to the three months ended April 30, 2022. Gross profit dollars increased 14.8% to $371.2 million from $323.3 million in the three months ended April 30, 2022. The increase in gross profit rate was primarily due to higher initial merchandise markups at all three brands primarily driven by lower inbound transportation costs. Additionally, the gross profit rate benefited from lower merchandise markdowns at the Anthropologie Group and Free People Group brands.

As of April 30, 2023, total inventory decreased by $39.6 million, or 6.3%, compared to total inventory as of April 30, 2022. Total Retail segment inventory decreased by 5% primarily due to better inventory control supported by a more reliable supply chain. Wholesale segment inventory decreased by 23% in line with the reduction in wholesale sales.

For the three months ended April 30, 2023, selling, general and administrative expenses increased by $22.8 million, or 8.2%, compared to the three months ended April 30, 2022, and expressed as a percentage of net sales, deleveraged 59 basis points. The deleverage in selling, general and administrative expenses as a rate to sales was primarily related to higher compensation costs, including higher incentive-based compensation costs due to improved Company performance. The dollar growth in selling, general and administrative expenses was due to higher compensation costs, including higher incentive-based compensation costs due to improved Company performance, as well as increased marketing expenses to support increased sales and customer growth.

The Company’s effective tax rate for the three months ended April 30, 2023 was 27.1%, compared to 28.7% in the three months ended April 30, 2022. The decrease in the effective tax rate for the three months ended April 30, 2023 was attributable to the ratio of foreign taxable earnings to global taxable earnings and the favorable impact of general business credits in the current year.

Net income for the three months ended April 30, 2023 was $52.8 million and record first quarter earnings per diluted share was $0.56.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program; all shares were repurchased and the authorization was completed by the end of June 2022. On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. During the year ended January 31, 2023, the Company repurchased and subsequently retired 4.7 million common shares for approximately $112 million. During the three months ended April 30, 2023, the Company did not repurchase any common shares. As of April 30, 2023, 19.2 million common shares were remaining under the program.

During the three months ended April 30, 2023, the Company opened 5 Free People Group stores (including 2 FP Movement stores) and closed 5 retail locations including: 3 Urban Outfitters stores, 1 Anthropologie Group store and 1 Menus & Venues restaurant. During the three months ended April 30, 2023, 1 Urban Outfitters franchisee-owned store was opened.

Urban Outfitters, Inc. offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 260 Urban Outfitters stores in the United States, Canada and Europe and websites; 237 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 193 Free People stores (including 33 FP Movement stores) in the United States, Canada and Europe, catalogs and websites, 10 Menus & Venues restaurants, 7 Urban Outfitters franchisee-owned stores and 2 Anthropologie Group franchisee-owned stores as of April 30, 2023. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss first quarter results and will be webcast at 5:15 pm. ET at: https://edge.media-server.com/mmc/p/3urrq5ur.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: overall economic and market conditions (including current levels of inflation) and worldwide political events and the resultant impact on consumer spending patterns and our pricing power, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, including geopolitical instability and impacts of the war between Russia and Ukraine and from related sanctions imposed by the United States, the European Union, United Kingdom and others, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises (such as the coronavirus (COVID-19)), labor shortages and increases in labor costs, raw material costs and transportation costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs, border adjustment taxes or increases in duties or quotas), the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	April 30,
	2023	2022
Net sales	$1,113,674	$1,051,934
Cost of sales	742,443	728,633
Gross profit	371,231	323,301
Selling, general and administrative expenses	299,848	277,064
Income from operations	71,383	46,237
Other income (loss), net	1,019	(1,989)
Income before income taxes	72,402	44,248
Income tax expense	19,585	12,715
Net income	$52,817	$31,533

Net income per common share:
Basic	$0.57	$0.33
Diluted	$0.56	$0.33

Weighted-average common shares outstanding:
Basic	92,474,688	95,479,927
Diluted	93,821,292	96,347,211

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%
Cost of sales	66.7%	69.3%
Gross profit	33.3%	30.7%
Selling, general and administrative expenses	26.9%	26.3%
Income from operations	6.4%	4.4%
Other income (loss), net	0.1%	(0.2%)
Income before income taxes	6.5%	4.2%
Income tax expense	1.8%	1.2%
Net income	4.7%	3.0%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	April 30,	January 31,	April 30,
	2023	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$171,655	$201,260	$71,640
Marketable securities	209,777	181,378	187,563
Accounts receivable, net of allowance for doubtful accounts of $1,453, $1,496 and $1,153, respectively	105,589	70,339	97,058
Inventory	590,326	587,510	629,953
Prepaid expenses and other current assets	223,894	197,232	221,905
Total current assets	1,301,241	1,237,719	1,208,119
Property and equipment, net	1,201,506	1,187,735	1,149,772
Operating lease right-of-use assets	921,893	959,436	967,639
Marketable securities	86,156	102,844	179,458
Deferred income taxes and other assets	281,874	195,178	137,322
Total Assets	$3,792,670	$3,682,912	$3,642,310

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$263,558	$257,620	$296,673
Current portion of operating lease liabilities	233,085	232,672	227,533
Accrued expenses, accrued compensation and other current liabilities	431,033	400,082	395,949
Total current liabilities	927,676	890,374	920,155
Non-current portion of operating lease liabilities	845,643	884,696	913,380
Deferred rent and other liabilities	168,669	115,159	112,854
Total Liabilities	1,941,988	1,890,229	1,946,389

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 92,677,835, 92,180,709 and 94,434,621 shares issued and outstanding, respectively	9	9	9
Additional paid-in-capital	15,133	15,248	—
Retained earnings	1,878,878	1,826,061	1,740,508
Accumulated other comprehensive loss	(43,338)	(48,635)	(44,596)
Total Shareholders’ Equity	1,850,682	1,792,683	1,695,921
Total Liabilities and Shareholders’ Equity	$3,792,670	$3,682,912	$3,642,310

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Three Months Ended
	April 30,
	2023	2022
Cash flows from operating activities:
Net income	$52,817	$31,533
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	23,879	26,702
Non-cash lease expense	50,859	47,980
Provision for deferred income taxes	2,457	7,420
Share-based compensation expense	7,735	7,102
Amortization of tax credit investment	3,976	—
Loss on disposition of property and equipment, net	222	85
Changes in assets and liabilities:
Receivables	(35,030)	(34,109)
Inventory	(1,649)	(64,511)
Prepaid expenses and other assets	(35,045)	(22,913)
Payables, accrued expenses and other liabilities	22,257	(15,184)
Operating lease liabilities	(56,201)	(63,662)
Net cash provided by (used in) operating activities	36,277	(79,557)
Cash flows from investing activities:
Cash paid for property and equipment	(32,904)	(73,723)
Cash paid for marketable securities	(74,101)	(18,703)
Sales and maturities of marketable securities	69,456	106,043
Initial cash payment for tax credit investment	(20,000)	—
Net cash (used in) provided by investing activities	(57,549)	13,617
Cash flows from financing activities:
Share repurchases related to share repurchase program	—	(62,052)
Share repurchases related to taxes for share-based awards	(7,850)	(6,636)
Tax credit investment liability payments	(468)	—
Net cash used in financing activities	(8,318)	(68,688)
Effect of exchange rate changes on cash and cash equivalents	(15)	(307)
Decrease in cash and cash equivalents	(29,605)	(134,935)
Cash and cash equivalents at beginning of period	201,260	206,575
Cash and cash equivalents at end of period	$171,655	$71,640